Exhibit 10.5(c)

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

Harbor Point Limited (the “Company”) and John Berger (“Executive”) have entered into this Amendment dated as of March 3, 2010 (this “Amendment”) for the purpose of amending the employment agreement dated as of December 2, 2005, as amended as of December 31, 2008, by and between the Company and Executive (the “Employment Agreement”), in anticipation of a possible merger transaction between Harbor Point Limited and the publicly-traded company participating in discussions as part of Project Lighthouse (the “Proposed Merger”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

Section 1. Amendment – Term of Employment. Section 2(a) of the Employment Agreement shall be amended by adding the following at the end of such Section 2(a):

Notwithstanding the foregoing, in the event that the Company shall complete the proposed merger with the publicly-traded company participating in discussions with the Company as part of Project Lighthouse (the “Proposed Merger”), then effective upon consummation of such merger (the “Merger Completion Date”), the term of Executive’s employment under this Agreement shall run for a period of three (3) years commencing on the Merger Completion Date and, after the end of such three-year period, shall be deemed to be automatically extended, upon the same terms and conditions, for an Additional Term of one year in accordance with the procedures, and subject to the conditions, set forth in the second sentence of this Section 2(a).

Section 2. Amendment – Position and Responsibilities. Section 2(b) of the Employment Agreement shall be amended by adding the following at the end of such Section 2(a):

Notwithstanding the foregoing, in the event that the Company shall complete the Proposed Merger, then effective on the Merger Completion Date, Executive shall cease to be President and Chief Executive Officer of the Company and shall become Chief Executive Officer of the reinsurance business of the parent of the Company (“Parent”), and shall have such duties and responsibilities as are customarily assigned to individuals serving in such a position and such other duties consistent with Executive’s title and position as the Parent’s Board or Chief Executive Officer specifies from time to time. For the avoidance of doubt, the change of Executive’s title and position by operation by the immediately preceding sentence shall not constitute Good Reason under the terms of this Agreement.

Section 3. Amendment – Base Salary. Section 3(a) of the Employment Agreement shall be amended by adding the following at the end of such Section 3(a):

Notwithstanding the foregoing, in the event that the Company shall consummate the Proposed Merger, then effective on the Merger Completion Date, Executive’s Base Salary shall be increased from $700,000 to $850,000.

Section 4. Miscellaneous.

(a) Other than as set forth in Sections 1, 2 and 3, this Amendment does not modify, change or delete any other term or provision relating to or contained in the Employment Agreement, and all such terms and provisions remain in full force and effect.

(b) This Amendment shall be governed by, and construed in accordance with, the laws of Bermuda without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(c) This Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

HARBOR POINT LIMITED

By:	/s/ Andrew Cook
Name:	Andrew Cook
Title:	Chief Financial Officer

EXECUTIVE:

/s/ John R. Berger
Name:	John R. Berger

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